 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ability Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 30, 2018, relating to the consolidated financial statements of Ability Inc., appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft

Ziv Haft

A BDO member firm

November 19, 2018